Exhibit 99

INVESTOR CONTACT:	Donald J. MacLeod	FOR IMMEDIATE RELEASE:
	(716) 842-5462	January 14, 2008

MEDIA CONTACT:	C. Michael Zabel (716) 842-2311
M&T BANK CORPORATION ANNOUNCES FINANCIAL RESULTS FOR 2007
     BUFFALO, NEW YORK — M&T Bank Corporation (“M&T”) (NYSE: MTB) today reported its results of operations for 2007.
Financial Results
     GAAP Results of Operations. Diluted earnings per share measured in accordance with generally accepted accounting principles (“GAAP”) were $5.95 in 2007, compared with $7.37 in 2006. On the same basis, net income was $654 million in 2007 and $839 million in 2006. GAAP-basis net income for 2007 expressed as a rate of return on average assets and average common stockholders’ equity was 1.12% and 10.47%, respectively, compared with 1.50% and 13.89%, respectively, in 2006.
     GAAP-basis diluted earnings per share for the fourth quarter of 2007 were $.60, compared with $1.88 in the year-earlier period. Net income for the recently completed quarter totaled $65 million, compared with $213 million in the fourth quarter of 2006. Expressed as an annualized rate of return on average assets and average common stockholders’ equity, GAAP-basis net income for the fourth quarter of 2007 was .42% and 4.05%, respectively, compared with 1.50% and 13.55%, respectively, in the similar period of 2006.
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M&T BANK CORPORATION
     Commenting on M&T’s performance in 2007, René F. Jones, Executive Vice President and Chief Financial Officer, noted, “The past year was marked by unprecedented turbulence in the financial markets and, in particular, in the residential real estate arena. M&T has quickly taken the necessary actions to appropriately address a few areas of heightened concern. We have eliminated all but $4.4 million of our exposure to collateralized debt obligations backed by residential mortgages and have adequately reserved for losses inherent in the Alt-A residential real estate loan portfolio. While it is likely that weakness in this sector will continue for some time, we believe that our exposure to residential real estate has been appropriately provided for. Furthermore, our portfolio of home equity lines of credit, an area of industry-wide concern, continues to perform well with low levels of delinquencies and charge-offs.”
     Mr. Jones added, “Looking beyond the residential real estate turmoil, there were several events experienced by M&T that should have a positive impact in 2008. We are very pleased with the robust loan growth in our commercial loan and commercial real estate loan portfolios in the second half of 2007. Consistent with the past, our conservative credit culture has positioned us well to serve our customers through periods of turbulence, when they need us most. We also strengthened our presence in the central New York and Mid-Atlantic regions by successfully integrating Partners Trust and the First Horizon branches into M&T and by introducing their former customers to our products and services.”
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     Notable Events. Results for the fourth quarter of 2007 were impacted by the following items:

			Diluted
	Pre-tax		earnings
	amount	Net income	per share
	(in millions)
Impairment of collateralized debt obligations	$127	$(78)	$(.71)
Visa litigation accrual	23	(14)	(.13)
Fourth quarter acquisitions	14	(9)	(.08)
Provision for credit losses in excess of net charge-offs	48	(29)	(.27)
     Collateralized Debt Obligations. An other-than-temporary impairment charge of $127 million was recorded in the fourth quarter leaving $4.4 million of collateralized debt obligations backed by sub-prime residential mortgage securities on M&T’s balance sheet at December 31, 2007. That charge reduced M&T’s net income by $78 million, or $.71 of diluted earnings per share. The impairment charge was recognized at this time in light of significant deterioration in the residential real estate market and the resulting decline in market value of the debt obligations.
     Visa Litigation. In October 2007, Visa completed a reorganization in contemplation of its initial public offering (“IPO”) expected to occur in 2008. As part of that reorganization M&T Bank, a subsidiary of M&T, and other member banks of Visa received shares of common stock of Visa, Inc. Those banks are also obligated under various agreements with Visa to share in losses stemming from certain litigation (“Covered Litigation”). Although Visa is expected to set aside a portion of the proceeds from its IPO in an escrow account to fund any judgments or settlements that may arise out of the Covered Litigation, recent guidance from the Securities and
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Exchange Commission (“SEC”) indicates that Visa member banks should record a liability for the fair value of the contingent obligation to Visa. The estimation of M&T’s proportionate share of any potential losses related to the Covered Litigation is extremely difficult and involves a great deal of judgment. Nevertheless, in the fourth quarter of 2007 M&T recorded a pre-tax charge of $23 million ($14 million after tax effect, or $.13 per diluted share) related to the Covered Litigation. In accordance with generally accepted accounting principles and consistent with the SEC guidance, M&T did not recognize any value for its common stock ownership interest in Visa, Inc.
     Acquisitions. During the fourth quarter, M&T consummated its acquisition transactions of Partners Trust Financial Group, Inc., a bank holding company headquartered in Utica, New York, and First Horizon Bank’s Mid-Atlantic retail banking franchise. The impact of those two transactions resulted in a reduction of net income in the fourth quarter of 2007 of approximately $9 million, or $.08 per diluted share, largely the result of $15 million (pre-tax) of merger-related expenses associated with merging the acquired branch networks into M&T Bank and introducing the customers associated with the acquired operations to M&T Bank’s products and services. M&T expects to incur additional merger-related expenses in 2008.
     Loans and Provision for Credit Losses. M&T experienced significant loan growth during the second half of 2007. Total loans, exclusive of loans obtained through the two acquisition transactions, increased $2.8 billion, or 6% (13% annualized), from June 30 to December 31, 2007, including growth in commercial and commercial real estate loans of $2.2 billion. During the fourth quarter, total loans, exclusive of loans obtained through the acquisitions, increased $1.8 billion, or 4% (16% annualized),
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including growth in commercial and commercial real estate loans of $1.6 billion. Furthermore, during recent months, lower real estate values and higher levels of delinquencies and charge-offs contributed to increased losses in M&T’s portfolio of alternative (“Alt-A”) residential mortgage loans. Declining real estate values also contributed to the recognition of an additional reserve on loans to two residential real estate builders and developers. Considering each of these factors, M&T increased the provision for credit losses to $101 million, or $48 million more than the $53 million of net charge-offs during the recent quarter.
     Prior to 2007, M&T sold substantially all of the Alt-A residential real estate loans that it originated. However, in March 2007 M&T transferred $883 million of Alt-A loans from its held-for-sale to its held-for-investment loan portfolio rather than sell such loans at depressed market prices. As described above, higher levels of delinquencies and charge-offs in the Alt-A loan portfolio were experienced in 2007, which led to an assessment of the Company’s accounting policies during the fourth quarter as they relate to the timing of the classification of residential real estate loans as nonaccrual and when such loans are charged off. Residential real estate loans previously classified as nonaccrual when payments were 180 days past due now stop accruing interest when principal or interest is delinquent 90 days. The excess of such loan balances over the net realizable value of the property collateralizing the loan is now charged off when the loans become 150 days delinquent, whereas previously M&T provided an allowance for credit losses for such amounts and charged-off loans upon foreclosure of the underlying property. The impact of the acceleration of the classification of residential real estate loans as nonaccrual resulted in an increase in nonperforming loans of $84 million
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and a corresponding decrease in loans past due 90 days and accruing interest. As a result of that acceleration, previously accrued interest of $2 million was reversed and charged against income. Included in the $53 million of charge-offs noted were $15 million resulting from the change in accounting policy. Mr. Jones noted, “Despite the additional effort to implement this change, we believe that the revised policy is consistent with our conservative credit philosophy. With respect to credit overall, while we remain diligent in our approach to lending, it is always difficult to predict the impact of changes in the economy.”
     Supplemental Reporting of Non-GAAP Results of Operations. M&T consistently provides supplemental reporting of its results on a “net operating” or “tangible” basis, from which M&T excludes the after-tax effect of amortization of core deposit and other intangible assets (and the related goodwill, core deposit intangible and other intangible asset balances, net of applicable deferred tax amounts) and expenses associated with merging acquired operations into M&T, because such expenses are considered by management to be “nonoperating” in nature. Although “net operating income” as defined by M&T is not a GAAP measure, M&T’s management believes that this information helps investors understand the effect of acquisition activity in reported results. Amortization of core deposit and other intangible assets, after tax effect, for the years ended December 31, 2007 and 2006 totaled $40 million ($.37 per diluted share) and $38 million ($.33 per diluted share), respectively. Similar amortization charges, after tax effect, were $10 million ($.09 per diluted share) in the fourth quarter of 2007, compared with $11 million ($.10 per diluted share) in the year-earlier quarter. Merger-related acquisition and integration expenses aggregated
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M&T BANK CORPORATION
$9 million, after tax effect, in the three months and twelve months ended December 31, 2007, or $.08 of diluted earnings per share. Similar expenses during 2006 totaled $3 million, after tax effect, or $.03 of diluted earnings per share. There were no such expenses in the final quarter of 2006.
     Diluted net operating earnings per share, which exclude the impact of amortization of core deposit and other intangible assets and merger-related expenses, were $6.40 in 2007 and $7.73 in 2006. Net operating income for 2007 and 2006 totaled $704 million and $881 million, respectively. Net operating income in 2007 expressed as a rate of return on average tangible assets and average tangible stockholders’ equity was 1.27% and 22.58%, respectively, compared with 1.67% and 29.55% in 2006.
     For 2007’s fourth quarter, diluted net operating earnings per share were $.77, compared with $1.98 in the similar 2006 period. Net operating income for the final quarters of 2007 and 2006 was $84 million and $225 million, respectively. For the three months ended December 31, 2007, net operating income expressed as an annualized rate of return on average tangible assets and average tangible equity was .57% and 10.49%, respectively, compared with 1.67% and 28.71% in the corresponding period of 2006.
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M&T BANK CORPORATION
     Reconciliation of GAAP and Non-GAAP Results of Operations. A reconciliation of diluted earnings per share and net income with diluted net operating earnings per share and net operating income follows:

	Three months ended		Year ended
	December 31		December 31
	2007	2006	2007	2006
	(in thousands, except per share)
Diluted earnings per share	$.60	1.88	5.95	7.37
Amortization of core deposit and other intangible assets (1)	.09	.10	.37	.33
Merger-related expenses (1)	.08	—	.08	.03

Diluted net operating earnings per share	$.77	1.98	6.40	7.73

Net income	$64,930	213,329	654,259	839,189
Amortization of core deposit and other intangible assets (1)	9,719	11,404	40,491	38,418
Merger-related expenses (1)	9,070	—	9,070	3,048

Net operating income	$83,719	224,733	703,820	880,655

(1)	After any related tax effect
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M&T BANK CORPORATION
     Reconciliation of Total Assets and Equity to Tangible Assets and Equity. A reconciliation of average assets and equity with average tangible assets and average tangible equity follows:

	Three months ended		Year ended
	December 31		December 31
	2007	2006	2007	2006
	(in millions)
Average assets	$61,549	56,575	58,545	55,839
Goodwill	(3,006)	(2,909)	(2,933)	(2,908)
Core deposit and other intangible assets	(213)	(261)	(221)	(191)
Deferred taxes	25	32	24	38

Average tangible assets	$58,355	53,437	55,415	52,778

Average equity	$6,360	6,244	6,247	6,041
Goodwill	(3,006)	(2,909)	(2,933)	(2,908)
Core deposit and other intangible assets	(213)	(261)	(221)	(191)
Deferred taxes	25	32	24	38

Average tangible equity	$3,166	3,106	3,117	2,980

Financial Review
     Taxable-equivalent Net Interest Income. Taxable-equivalent net interest income was $1.87 billion in 2007, up 2% from $1.84 billion in 2006. Growth in average loans and leases outstanding, which rose 7% to $44.1 billion in 2007 from $41.4 billion in 2006, was the most significant contributor to the improvement. Such growth was attributable to average outstanding balance increases in commercial loans, commercial real estate loans and consumer loans. Partially offsetting the positive impact of loan growth was a narrowing of M&T’s net interest margin, or taxable-equivalent net interest income expressed as a percentage of average earning assets, to 3.60% in 2007 from 3.70% in 2006.
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M&T BANK CORPORATION
     During the fourth quarter of 2007, taxable-equivalent net interest income was $476 million, 1% higher than $472 million in the similar 2006 quarter. Average loans outstanding and annualized net interest margin in the final quarter of 2007 were $46.1 billion and 3.45%, respectively, compared with $42.5 billion and 3.73% in the year-earlier period. The recent quarter’s net interest margin declined from 3.65% in the third quarter of 2007. The narrowing of the margin was attributable to several factors, including significantly higher loan balances funded partially by wholesale borrowings, higher levels of investment securities and other earning assets that generally yield less than loans, lower commercial real estate loan prepayment fees, reversal of interest on nonaccrual loans including the effect of the change in accounting policy for past-due residential real estate loans, and the impact of the two acquisition transactions.
     Provision for Credit Losses/Asset Quality. The provision for credit losses totaled $192 million in 2007, up from $80 million in 2006. Net loan charge-offs in 2007 totaled $114 million, or .26% of average loans outstanding, compared with $68 million or .16% of average loans in 2006. The provision for credit losses was $101 million during the final three months of 2007, compared with $28 million in the corresponding 2006 period. Net charge-offs of loans were $53 million in the fourth quarter of 2007, representing an annualized .46% of average loans outstanding, compared with $24 million or .23% during the year-earlier quarter. If not for the previously described change in accounting policy, charge-offs would have been $38 million or an annualized .33% of average outstanding loans in the fourth quarter and for the full year would have been $99 million or .22% of average loans.
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M&T BANK CORPORATION
     Loans classified as nonperforming totaled $447 million, or .93% of total loans at December 31, 2007, compared with $224 million or .52% a year earlier and $371 million or .83% at September 30, 2007. Major factors contributing to the year-over-year increase were a $133 million increase in residential real estate loans, including $84 million related to the already noted change in policy, and an $83 million increase in loans to residential builders and developers. The change in nonperforming loans since September 30, 2007 reflects a $90 million increase in residential real estate loans (including $84 million related to the policy change), partially offset by a $20 million reduction in loans to automobile dealers. Exclusive of the impact of the change in policy for classifying residential real estate loans as nonperforming, the 2007 year-end ratio of nonperforming loans to total loans would have declined by .07% from September 30, 2007. Reflecting the granularity of M&T’s loan portfolio, at December 31, 2007 there were only four loans greater than $5 million classified as nonperforming.
     Loans past due 90 days or more and accruing interest totaled $77 million at the recent year-end, down from $111 million at December 31, 2006. Included in those past due, but accruing loans at December 31, 2007 and 2006 were $72 million and $77 million, respectively, of loans guaranteed by government-related entities. Assets taken in foreclosure of defaulted loans increased to $40 million at December 31, 2007 from $12 million at December 31, 2006, due to higher residential real estate loan defaults.
     Allowance for Credit Losses. The allowance for credit losses was $759 million, or 1.58% of total loans, at December 31, 2007, compared with $650 million, or 1.51%, a year earlier. The ratio
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of M&T’s allowance for credit losses to nonperforming loans was 170% and 290% at December 31, 2007 and 2006, respectively.
     Noninterest Income and Expense. Noninterest income declined 11% to $933 million in 2007 from $1.05 billion in 2006. That decline resulted from the previously discussed $127 million other-than-temporary impairment charge in the recent quarter related to collateralized debt obligations held in M&T’s available-for-sale investment securities portfolio. Excluding that charge, noninterest income was $1.06 billion in 2007, 1% higher than in 2006. Higher service charges on deposit accounts, trust income, and trading account and foreign exchange gains, and $9 million related to M&T’s pro-rata portion of the operating results of Bayview Lending Group LLC (“BLG”) were largely offset by a $31 million decline in mortgage banking revenues. Noninterest income of $160 million in the fourth quarter of 2007 was down 37% from $256 million in the corresponding 2006 quarter due to the aforementioned other-than-temporary impairment charge. Excluding that charge, noninterest income in the recent quarter was $288 million, up 12% from the year-earlier quarter. That improvement was due to higher service charges on deposit accounts, trust income, and trading and foreign exchange gains, and $15 million related to M&T’s pro-rata portion of the operating results of BLG.
     Noninterest expense in 2007 totaled $1.63 billion, compared with $1.55 billion in 2006. Included in such amounts are expenses considered to be “nonoperating” in nature, consisting of amortization of core deposit and other intangible assets of $66 million in 2007 and $63 million in 2006 and merger-related expenses of $15 million in 2007 and $5 million in 2006. Exclusive of these nonoperating expenses, noninterest operating expenses were $1.55 billion in 2007 and $1.48 billion in 2006. Included in 2006’s operating expenses was an $18 million tax-deductible contribution
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made in that year’s third quarter to The M&T Charitable Foundation, a tax-exempt private charitable foundation. The most significant contributors to the increase in noninterest expense in 2007 were the already discussed $23 million charge taken in the recent quarter related to the Visa litigation and a higher level of salaries and employee benefits expense.
     Noninterest expense in the final quarter of 2007 totaled $445 million, compared with $384 million in the year-earlier quarter. Included in such amounts were amortization of core deposit and other intangible assets of $16 million in 2007 and $19 million in 2006 and merger-related expenses of $15 million in 2007. Exclusive of these nonoperating expenses, noninterest operating expenses were $415 million in the recent quarter, compared with $365 million in 2006’s fourth quarter. Higher costs for salaries and employee benefits, including the impact of the acquisitions completed in the fourth quarter, and the Visa litigation charge were the leading contributors to that rise in noninterest expense.
     The efficiency ratio, or noninterest operating expenses divided by the sum of taxable-equivalent net interest income and noninterest income (exclusive of gains and losses from bank investment securities), measures the relationship of operating expenses to revenues. M&T’s efficiency ratio was 52.8% in 2007, compared with 51.5% in 2006. During 2007’s fourth quarter, M&T’s efficiency ratio was 54.3%, compared with 50.2% in the year-earlier quarter.
     Balance Sheet. M&T had total assets of $64.9 billion at December 31, 2007, up from $57.1 billion a year earlier. Loans and leases, net of unearned discount, totaled $48.0 billion at the 2007 year-end, up 12% from $42.9 billion at December 31, 2006. Deposits were $41.3 billion at December 31, 2007, 3%
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higher than $39.9 billion at the end of 2006. Total stockholders’ equity was $6.5 billion at December 31, 2007, representing 10.00% of total assets, compared with $6.3 billion or 11.01% a year earlier. Common stockholders’ equity per share was $58.99 at December 31, 2007, compared with $56.94 a year earlier. Tangible equity per common share was $27.98 and $28.57 at December 31, 2007 and 2006, respectively. In the calculation of tangible equity per common share, stockholders’ equity is reduced by the carrying values of goodwill and core deposit and other intangible assets, net of applicable deferred tax balances, which aggregated $3.4 billion and $3.1 billion at December 31, 2007 and 2006, respectively.
     Conference Call. Investors will have an opportunity to listen to M&T’s conference call to discuss fourth quarter and full year financial results today at 10:00 a.m. Eastern Time. Domestic callers wishing to participate in the call may dial 877-780-2276. International participants, using any applicable international calling codes, may dial 973-582-2700. Callers should reference M&T Bank Corporation or conference ID #30067742. The conference call will also be webcast live on M&T’s website at http://ir.mandtbank.com/conference.cfm. A replay of the call will be available until Tuesday, January 15, 2008 by calling 800-642-1687, or 706-645-9291 for international participants, and by making reference to ID #30067742. The event will be archived and available by 3:00 p.m. today on M&T’s website at http://ir.mandtbank.com/conference.cfm.
     Forward-Looking Statements. This news release contains forward-looking statements that are based on current expectations, estimates and projections about M&T’s business, management’s beliefs and assumptions made by management. These
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statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“Future Factors”) which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.
     Future Factors include changes in interest rates, spreads on earning assets and interest-bearing liabilities, and interest rate sensitivity; prepayment speeds, loan originations, credit losses and market values on loans and other assets; sources of liquidity; common shares outstanding; common stock price volatility; fair value of and number of stock-based compensation awards to be issued in future periods; legislation affecting the financial services industry as a whole, and M&T and its subsidiaries individually or collectively, including tax legislation; regulatory supervision and oversight, including monetary policy and required capital levels; changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies; increasing price and product/service competition by competitors, including new entrants; rapid technological developments and changes; the ability to continue to introduce competitive new products and services on a timely, cost-effective basis; the mix of products/services; containing costs and expenses; governmental and public policy changes; protection and validity of intellectual property rights; reliance on large customers; technological, implementation and cost/financial risks in large, multi-year contracts; the outcome of pending and future litigation and governmental proceedings; continued availability of financing; financial resources in the amounts, at the times and on the terms required to support M&T and its subsidiaries’ future businesses; and material differences in the

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actual financial results of merger, acquisition and investment activities compared with M&T’s initial expectations, including the full realization of anticipated cost savings and revenue enhancements.
     These are representative of the Future Factors that could affect the outcome of the forward-looking statements. In addition, such statements could be affected by general industry and market conditions and growth rates, general economic and political conditions, either nationally or in the states in which M&T and its subsidiaries do business, including interest rate and currency exchange rate fluctuations, changes and trends in the securities markets, and other Future Factors.
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Financial Highlights

	Three months ended			Year ended
	December 31			December 31
Amounts in thousands, except per share	2007	2006	Change	2007	2006	Change

Performance

Net income	$64,930	213,329	-70%	$654,259	839,189	-22%

Per common share:
Basic earnings	$.60	1.93	-69%	$6.05	7.55	-20%
Diluted earnings	.60	1.88	-68	5.95	7.37	-19
Cash dividends	$.70	.60	17	$2.60	2.25	16

Common shares outstanding:
Average — diluted (1)	109,034	113,468	-4%	110,012	113,918	-3%
Period end (2)	109,935	110,308	—	109,935	110,308	—

Return on (annualized):
Average total assets	.42%	1.50%		1.12%	1.50%
Average common stockholders’ equity	4.05%	13.55%		10.47%	13.89%

Taxable-equivalent net interest income	$475,836	471,841	1%	$1,871,070	1,837,208	2%

Yield on average earning assets	6.65%	6.92%		6.86%	6.71%
Cost of interest-bearing liabilities	3.75%	3.83%		3.85%	3.61%
Net interest spread	2.90%	3.09%		3.01%	3.10%
Contribution of interest-free funds	.55%	.64%		.59%	.60%
Net interest margin	3.45%	3.73%		3.60%	3.70%

Net charge-offs to average total net loans (annualized)	.46%	.23%		.26%	.16%

Net operating results (3)

Net operating income	$83,719	224,733	-63%	$703,820	880,655	-20%
Diluted net operating earnings per common share	.77	1.98	-61	6.40	7.73	-17
Return on (annualized):
Average tangible assets	.57%	1.67%		1.27%	1.67%
Average tangible common equity	10.49%	28.71%		22.58%	29.55%
Efficiency ratio	54.30%	50.22%		52.77%	51.51%

	At December 31
Loan quality	2007	2006	Change

Nonaccrual loans	$431,282	209,272	106%
Renegotiated loans	15,884	14,956	6

Total nonperforming loans	$447,166	224,228	99%

Accruing loans past due 90 days or more	$77,319	111,307	-31%

Nonperforming loans to total net loans	.93%	.52%
Allowance for credit losses to total net loans	1.58%	1.51%

(1)	Includes common stock equivalents.

(2)	Includes common stock issuable under deferred compensation plans.

(3)	Excludes amortization and balances related to goodwill and core deposit and other intangible assets and merger-related expenses which, except in the calculation of the efficiency ratio, are net of applicable income tax effects. A reconciliation of net income and net operating income appears on page 8.
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Condensed Consolidated Statement of Income

	Three months ended			Year ended
	December 31			December 31
Dollars in thousands	2007	2006	Change	2007	2006	Change

Interest income	$912,574	871,074	5%	$3,544,813	3,314,093	7%
Interest expense	442,364	404,356	9	1,694,576	1,496,552	13

Net interest income	470,210	466,718	1	1,850,237	1,817,541	2

Provision for credit losses	101,000	28,000	261	192,000	80,000	140

Net interest income after provision for credit losses	369,210	438,718	-16	1,658,237	1,737,541	-5

Other income
Mortgage banking revenues	30,831	30,299	2	111,893	143,181	-22
Service charges on deposit accounts	105,847	96,211	10	409,462	380,950	7
Trust income	39,945	37,004	8	152,636	140,781	8
Brokerage services income	12,689	16,296	-22	59,533	60,295	-1
Trading account and foreign exchange gains	9,806	7,005	40	30,271	24,761	22
Gain (loss) on bank investment securities	(127,281)	1,139	—	(126,096)	2,566	—
Equity in earnings of Bayview Lending Group, LLC	14,529	—	—	8,935	—	—
Other revenues from operations	74,124	68,463	8	286,355	293,318	-2

Total other income	160,490	256,417	-37	932,989	1,045,852	-11

Other expense
Salaries and employee benefits	226,111	213,129	6	908,315	873,353	4
Equipment and net occupancy	43,014	41,164	4	169,050	168,776	—
Printing, postage and supplies	9,879	9,023	9	35,765	33,956	5
Amortization of core deposit and other intangible assets	15,971	18,687	-15	66,486	63,008	6
Other costs of operations	150,498	101,807	48	448,073	412,658	9

Total other expense	445,473	383,810	16	1,627,689	1,551,751	5

Income before income taxes	84,227	311,325	-73	963,537	1,231,642	-22

Applicable income taxes	19,297	97,996	-80	309,278	392,453	-21

Net income	$64,930	213,329	-70%	$654,259	839,189	-22%

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Condensed Consolidated Balance Sheet

	December 31
Dollars in thousands	2007	2006	Change
ASSETS
Cash and due from banks	$1,719,509	1,605,506	7%
Interest-bearing deposits at banks	18,431	6,639	178
Federal funds sold and agreements to resell securities	48,038	119,458	-60
Trading account assets	281,244	136,752	106
Investment securities	8,961,998	7,251,598	24
Loans and leases, net of unearned discount	48,021,562	42,947,297	12
Less: allowance for credit losses	759,439	649,948	17

Net loans and leases	47,262,123	42,297,349	12
Goodwill	3,196,433	2,908,849	10
Core deposit and other intangible assets	248,556	250,233	-1
Other assets	3,139,307	2,488,521	26

Total assets	$64,875,639	57,064,905	14%

LIABILITIES AND STOCKHOLDERS’ EQUITY
Noninterest-bearing deposits at U.S. offices	$8,131,662	7,879,977	3%
Other deposits at U.S. offices	27,278,099	26,600,858	3
Deposits at foreign office	5,856,427	5,429,668	8

Total deposits	41,266,188	39,910,503	3
Short-term borrowings	5,821,897	3,094,214	88
Accrued interest and other liabilities	984,353	888,352	11
Long-term borrowings	10,317,945	6,890,741	50

Total liabilities	58,390,383	50,783,810	15
Stockholders’ equity (1)	6,485,256	6,281,095	3

Total liabilities and stockholders’ equity	$64,875,639	57,064,905	14%

(1)	Reflects accumulated other comprehensive loss, net of applicable income tax effect, of $114.8 million at December 31, 2007 and $53.6 million at December 31, 2006.
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20-20-20-20-20
M&T BANK CORPORATION
Condensed Consolidated Average Balance Sheet
and Annualized Taxable-equivalent Rates

	Three months ended					Year ended
	December 31					December 31
Dollars in millions	2007		2006		Change in	2007		2006		Change in
	Balance	Rate	Balance	Rate	balance	Balance	Rate	Balance	Rate	balance
ASSETS

Interest-bearing deposits at banks	$12	3.48%	11	2.45%	7%	$9	3.36%	12	3.01%	-28%

Federal funds sold and agreements to resell securities	725	4.86	125	7.42	483	432	5.52	81	6.91	433

Trading account assets	68	1.48	69	1.98	-1	62	1.20	90	2.71	-31

Investment securities	7,905	5.12	7,556	4.88	5	7,318	5.05	8,036	4.80	-9

Loans and leases, net of unearned discount Commercial, financial, etc.	12,551	6.90	11,523	7.32	9	12,177	7.16	11,319	7.09	8
Real estate - commercial	16,459	7.12	15,492	7.53	6	15,748	7.35	15,096	7.32	4
Real estate - consumer	6,327	6.13	5,537	6.54	14	6,015	6.39	5,015	6.38	20
Consumer	10,718	7.35	9,922	7.42	8	10,190	7.44	10,003	7.12	2

Total loans and leases, net	46,055	6.95	42,474	7.29	8	44,130	7.19	41,433	7.09	7

Total earning assets	54,765	6.65	50,235	6.92	9	51,951	6.86	49,652	6.71	5

Goodwill	3,006		2,909		3	2,933		2,908		1

Core deposit and other intangible assets	213		261		-18	221		191		16

Other assets	3,565		3,170		12	3,440		3,088		11

Total assets	$61,549		56,575		9%	$58,545		55,839		5%

LIABILITIES AND STOCKHOLDERS’ EQUITY

Interest-bearing deposits
NOW accounts	$491	1.18	461	.92	7%	$461	1.01	435	.79	6%
Savings deposits	15,265	1.71	14,549	1.60	5	14,985	1.67	14,401	1.40	4
Time deposits	10,353	4.55	12,086	4.66	-14	10,597	4.68	12,420	4.44	-15
Deposits at foreign office	4,975	4.52	3,777	5.20	32	4,185	4.97	3,610	4.94	16

Total interest-bearing deposits	31,084	3.09	30,873	3.23	1	30,228	3.17	30,866	3.03	-2

Short-term borrowings	5,899	4.62	4,794	5.31	23	5,386	5.09	4,530	5.03	19
Long-term borrowings	9,809	5.31	6,174	5.73	59	8,428	5.47	6,013	5.55	40

Total interest-bearing liabilities	46,792	3.75	41,841	3.83	12	44,042	3.85	41,409	3.61	6

Noninterest-bearing deposits	7,481		7,631		-2	7,400		7,555		-2

Other liabilities	916		859		7	856		834		3

Total liabilities	55,189		50,331		10	52,298		49,798		5

Stockholders’ equity	6,360		6,244		2	6,247		6,041		3

Total liabilities and stockholders’ equity	$61,549		56,575		9%	$58,545		55,839		5%

Net interest spread		2.90		3.09			3.01		3.10
Contribution of interest-free funds		.55		.64			.59		.60
Net interest margin		3.45%		3.73%			3.60%		3.70%
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